UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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THOUSAND TRAILS, INC.

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THOUSAND TRAILS, INC. TO BE ACQUIRED BY AFFILIATES OF KOHLBERG & COMPANY;
EXISTING MANAGEMENT WILL CONTINUE TO LEAD COMPANY

Frisco, Texas, April 30, 2003 — Thousand Trails, Inc. (AMEX:TRV), one of the nation’s largest owners and operators of membership-based campgrounds today announced that it has entered into a definitive merger agreement providing for the acquisition of Thousand Trails by affiliates of the private equity firm Kohlberg & Company, LLC (“Kohlberg”).

The merger agreement calls for each holder of Thousand Trails common stock to receive $14.50 per share in cash, representing a premium of 55% based on the April 29, 2003 closing price of $9.35. The transaction is valued at approximately $113 million.

Bill Shaw, President and CEO of Thousand Trails said, “We believe the acquisition of Thousand Trails not only provides an excellent return to our stockholders, but also provides a solid foundation for our members and employees by bringing in a committed, long-term investor dedicated to the future success of Thousand Trails.”

“As a private company, Thousand Trails will be able to focus all of its resources on providing secure, friendly and affordable camping experiences to its members,” Mr. Shaw said. “We are confident that with the support of Kohlberg, we will be able to solidify further our leadership position in the camping industry. Our management team looks forward to achieving this goal.”

The Company’s Board of Directors unanimously approved the transaction after receiving the opinion of its financial advisor, Stephens Inc., that the consideration to be paid in the merger is fair from a financial point of view.

Completion of the transaction is subject to funding of required financing, a minimum working capital condition and other customary closing conditions including approval of the Thousand Trails stockholders. The merger agreement also provides for an adjustment to the merger consideration if the Company’s working capital significantly decreases below anticipated levels prior to closing. Mr. Shaw and Carl Marks Strategic Investments, L.P., representing approximately 62% of the outstanding shares of common stock, have agreed to vote in favor of the merger as long as the merger agreement is in effect. Thousand Trails will file proxy materials with the Securities and Exchange Commission for a special meeting of stockholders to vote on the proposed merger. It is anticipated that the special meeting will be held in late July or early August 2003, with the exact timing dependent on the completion of necessary filings. Affiliates of Kohlberg have committed equity financing and Kohlberg has received debt financing commitments in connection with the transaction, subject the execution of definitive loan agreements and the satisfaction of the conditions specified in the commitment letters.

This announcement is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Thousand Trails. Thousand Trails and Kohlberg will file and deliver all forms, proxy statements, notices and documents required under state and federal law with respect to the merger. Thousand Trails will be filing preliminary proxy materials with the Securities and Exchange Commission. Upon expiration of the waiting period required under the federal securities laws to permit the SEC to review and comment upon the preliminary proxy materials, Thousand Trails will call a special meeting of its stockholders to vote on the merger and will file with the SEC and mail the definitive proxy materials to the stockholders of Thousand Trails. The definitive proxy materials will contain important information regarding the merger, including, among other things, the recommendation of Thousand Trails’ board of directors in respect of the merger. Stockholders are advised to read the definitive proxy materials, including the proxy statement and the Agreement and Plan of Merger, before making any decisions regarding the merger. Copies of the definitive proxy materials, and any amendments or supplements thereto, may be obtained without charge at the SEC’s website at www.sec.gov or at Thousand Trails’ website at www.1000trails.com as they become available.

About Thousand Trails

Founded in 1969 to provide a secure, friendly, and affordable camping experience, Thousand Trails today offers a premium outdoors destination to 112,000 members at 59 membership-based camping preserves located in 17 states and British Columbia, Canada. Thousand Trails also provides a reciprocal use program for members of approximately 280 recreational facilities and manages 240 public campgrounds for the US Forest Service and other entities.

About Kohlberg & Company

Kohlberg & Company is a private merchant banking firm with offices in Mt. Kisco, NY and Palo Alto, CA. Founded in 1987, Kohlberg has completed more than 70 acquisitions in a variety of industries.

Safe Harbor

This news release contains “forward-looking statements” based on management’s current expectations, estimates and projections. All statements that address expectations, estimates or projections about the future, including statements about the Company’s or Kohlberg’s business strategies and expectations for its future financial condition and results of operations, are forward-looking statements and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in the Company’s filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K and most recent quarterly report on Form 10-Q, may cause the Company’s actual results to differ materially. These factors include, but are not limited to, the Company’s ability to satisfy the conditions to closing of the financing, preserve its membership base and control costs, member use of its campgrounds, market conditions and other factors beyond its control.

# # #

For further information contact:
Bryan D. Reed, Chief Financial Officer
(214) 618-7200

[THOUSAND TRAILS, INC. LETTERHEAD]

Date:	April 30, 2003
To:	All Managers
From:	William J. Shaw, President and CEO, Thousand Trails, Inc.
Subject:	MERGER WITH AFFILIATE OF KOHLBERG & COMPANY

     Yesterday, in a move consistent with our strategic goals of increasing the long-term value of the Company and the recreation value of membership, the Board of Directors of Thousand Trails, Inc. voted in favor of merging with an affiliate of Kohlberg & Company. (“Kohlberg”), a highly respected, traditional, private equity investment firm. I’m sharing the good news with you now, although the merger is, of course, contingent on approval of our stockholders and the completion of Kohlberg’s financing arrangements, which we anticipate happening by August. After the merger, we’ll still be the same company with the same name...the same management...and in the same business of providing the best private membership outdoor recreation experience in North America.

     As a private company, we will be able to focus all of our resources on building upon past and present successes. We’ve dedicated the last eight years to increasing profitability and value by eliminating debt, maximizing operational cost-effectiveness and increasing sales. These achievements have been due in no small part to your commitment to excellence, adaptability and enthusiasm, as well as to the loyalty and support of our members. In fact, it is our success, stability, strong management, favorable business fundamentals and potential for growth, that make us attractive to an investor like Kohlberg.

     Kohlberg & Company has, since 1987, invested in over thirty industry leaders such as ourselves. Together with management, Kohlberg focuses on building long-term value by increasing the emphasis on those things we already do well—creating the best service available to our customers. It is an honor and privilege to be working with them and a pleasure to welcome them to this organization. For a smooth transition I know we can both look forward to your characteristic professionalism and team spirit over the next three months (when we anticipate the transaction to be completed) and beyond. Our company mottoes, “We are family” (Thousand Trails, Inc.) and “Building long-term value” (Kohlberg & Company) offer a positive vision for the future consistent with our ongoing commitment to traditional American values, growth and prosperity.